Morgan Stanley

Free Writing Prospectus
Filed Pursuant to Rule 433(d)(1)(i)
Registration Statement No. 333-200365
November 19, 2014

Backwardation Enhanced Bloomberg Commodity Index

The Backwardation Enhanced Bloomberg Commodity Index (the “Index”) is developed by Morgan Stanley Capital Group Inc. (the “Index Sponsor”), and is calculated and published daily by Morgan Stanley & Co. LLC (the “Index Calculation Agent”). The Index is a modified version of the Bloomberg Commodity IndexSM (the “Bloomberg Commodity Index”), and consists of certain selected components from the Bloomberg Commodity Index deemed to exhibit stronger backwardation characteristics. While the Bloomberg Commodity Index is composed of 22 commodity futures contracts, the Index is composed of only ten commodity futures contracts. Morgan Stanley Capital Group Inc. is an authorized licensee of “Bloomberg®” and “Bloomberg Commodity IndexSM.”

The Backwardation Enhanced Bloomberg Commodity Index (the “Index”) offers a tactical (yet passive) enhancement on a well-diversified commodity index by maintaining exposure to commodities that historically have often been in backwardation. Backwardation is a well-documented phenomenon in commodities markets. Commodities that exhibit long-term trends of backwardation may have tight inventory balances and may experience price increases in response to an increase in demand, resulting in enhanced price returns. The Index attempts to take advantage of this positive correlation between persistent backwardation and enhanced price returns by concentrating the exposure in futures contracts on commodities that exhibit stronger backwardation characteristics.

The Backwardation Enhanced Bloomberg Commodity Index offers:

• Access to an investment strategy created by Morgan Stanley Commodities • A transparent, rules-based methodology • Exposure to fundamental supply/demand-supported commodities	Access to the Index may be available via a range of investable products. For further details about these products, including the key risks associated with them, please contact your financial adviser.
For information purposes, daily index levels can be accessed via the following market data providers: Bloomberg: MSBBD / MSBBDTR Thomson-Reuters: .MSBBD / .MSBBDTR

Contango and Backwardation

Contango and backwardation are terms that describe the relationship between the prices of commodity futures contracts with different delivery dates. Commodity futures contracts are exchange-traded contracts that offer price exposure to commodities across different periods, depending on the delivery months. The delivery month is the month in which the seller must deliver, and the buyer must pay for, the relevant underlying commodity. Market participants often use commodity futures to hedge against their exposure to, or to speculate on, commodity prices. For example, a wheat farmer during summer months (for example, June to July) may observe better-than-usual weather conditions and expect a record harvest (and thus anticipate lower prices in the fall season, for example, November). To preserve any profits, the farmer may sell the November delivery wheat futures at a slightly lower price than the current spot price. The spot price is the price quoted for immediate payment and delivery of a commodity. Similarly, a bakery chain may anticipate an increasing demand for baked products (due to upcoming holidays or higher consumer spending) and could buy the November delivery wheat futures at a slightly higher price than the spot price to hedge against any rise in wheat prices. This act of selling and buying future delivery contracts at a premium or a discount over the current spot price leads to a commodity being in backwardation or contango.

A commodity is said to be in contango when the prices of exchange-traded futures contracts for the commodity are higher in the distant delivery months than in the nearer-delivery (or current) months. For example, the price curve of the London Metal Exchange (LME)-traded Aluminum, which was exhibiting contango (as of August 2014), is shown below:

Source: London Metal Exchange. The graph above shows the Aluminum price curve as of August 2014 and is being provided for illustrative purposes only.  It does not reflect the current price curve of Aluminum, and there can be no assurance that Aluminum will be in contango in the future.

In contrast, when the prices of exchange-traded futures contracts for a commodity are lower in the distant-delivery months than in the nearer-delivery (or current) months, then the commodity is said to be in backwardation.  For example, the price curve of the New York

Mercantile Exchange (NYMEX)-traded WTI Crude, which was exhibiting backwardation (as of August 2014), is shown below:
Source: NYMEX.  The graph above shows the WTI Crude price curve as of August 2014 and is being provided for illustrative purposes only.  It does not reflect the current price curve of WTI Crude, and there can be no assurance that WTI Crude will be in backwardation in the future.

Commodity Indices—Mechanics and Periodic Roll

Commodity indices (such as the Bloomberg Commodity Index or the S&P GSCI) offer investors indirect exposure to the price performance of various commodities.  They are composed of exchange-traded commodity futures rather than physical commodities.  By tracking commodity futures rather than physical commodities, the indices become investable benchmarks.  In other words, cash investments in commodity indices can be generally replicated by investing in futures contracts.  In order to track the spot prices as closely as possible, benchmark commodity indices invest in commodity futures that have the nearest-term maturity.  As the nearest-term maturity approaches, in order to avoid physical delivery of the underlying commodity, the commodity index sells the futures contracts referencing the nearest-term maturity and buys futures contracts referencing the next-nearest maturity.  For example, the S&P GSCI Crude Oil Index invests in WTI crude oil futures contracts that have a monthly expiration schedule.  So, in October, the index will invest in November expiry (or delivery) futures contracts.  As the November expiry date approaches, the index will sell November futures contracts and buy December futures contracts instead.  This allows the index to provide the closest possible exposure to spot prices without having to take any physical delivery of the commodity.  This process, whereby an index periodically sells and buys commodity futures contracts to maintain investable exposure, is known as rolling.

Benchmark commodity indices, such as the Bloomberg Commodity Index and the S&P GSCI, invest in a portfolio of commodity futures contracts and roll their exposure to such contracts on a monthly schedule.

Another important aspect of a commodity index is the cost (or yield) associated with periodic rolling.  This cost is also known as roll return (or carry).

Holding other factors constant, backwardation generally has a positive impact on commodity index performance.  Consider an index that is invested in futures contracts of a commodity that is exhibiting backwardation; that is, the price of nearer-delivery contract is higher than the price of distant-delivery contract.  In the course of periodic rolling of futures contracts for a commodity exhibiting backwardation, the index sells nearer-delivery contract at a higher price and buys the distant-delivery contract at a lower price, resulting in a gain.  This gain, experienced during periodic rolling of a commodity index, is also known as positive roll return
(or positive carry).

Similarly, holding other factors constant, contango generally has a negative impact on commodity index performance.  Consider an index that is invested in futures contracts of a commodity that is exhibiting contango; that is, the price of nearer-delivery contract is lower than the price of distant-delivery contract.  In the course of the periodic rolling of futures contracts for a commodity exhibiting contango, the index will sell the nearer-delivery contract at a lower price and buy the distant-delivery contract at a higher price, resulting in a loss.  This loss, experienced during periodic rolling of a commodity index, is also known as negative roll return (or negative carry).  Along the same lines, for an index invested in futures contracts on a commodity exhibiting contango, less contango would mean lower negative roll return associated with the periodic rolling of futures contracts for that commodity.

Persistent Backwardation as a Potential
Predictor of Returns

For commodities that have tight supply and strong demand fundamentals, consumers of the physical commodity are willing to pay a premium for immediate delivery, thus creating buying pressure on nearer-delivery contracts.  On the other hand, producers of such commodities have an incentive to try to lock in a higher price over longer time horizons in order to preserve long-term margins, which creates selling pressure on distant-delivery contracts.  This process, whereby consumers buy nearer-delivery contracts at a premium and producers sell distant-delivery contracts at a discount, leads to a commodity being in backwardation.

Consider an example of Brent crude oil: An airline usually buys nearer-delivery oil contracts (for example, for delivery in one to two years) as it can predict demand in the short term.  An oil producer, on the other hand, may want to establish a long-dated baseline price for oil as it may take, for example, four to five years to develop and extract oil from a field.  A baseline price for oil may be essential for the producer to preserve any margins and justify financing the project.  As a result, to lock in a baseline oil price, the producer may approach the airline and incentivize it by offering supplies over a longer time horizon at a discounted price.  The airliner, anticipating higher oil prices in the future, may lock in four to five years’ worth of oil supplies at a discounted price to hedge its baseline fuel consumption.  This scenario, in which sellers and buyers transact in distant-delivery contracts at a discount over nearer-delivery contracts, could cause the Brent crude oil price curve to exhibit backwardation.

Certain commodities maintain backwardation over a relatively long time period (over 12 to 18 months).  This is also known as “persistent backwardation.”  In recent years, index investments linked to commodities with persistent backwardation have often exhibited higher returns than index investments linked to commodities that are not persistently backwardated.  This is due not only to the cumulative effect of positive roll return, but also to the enhanced price returns often demonstrated by commodities exhibiting persistent backwardation.  This enhanced price performance is thought to be due to long-term supply constraints that affect most of the commodities exhibiting persistent backwardation, which lead to an increase in prices whenever there is an increase in demand, in turn resulting in higher returns.  The following chart plots the annualized total return* (y-axis) and annualized roll return associated with rolling near-term contracts (x-axis) for various commodities from December 2001 to December 2013. The chart shows a general positive correlation between persistent backwardation and higher returns from a rolling commodity futures contract investment.

*  The annualized total return associated with rolling near-term contracts reflects the price return of those contracts, the return from rolling exposure to those contracts and the interest that could be earned on funds committed to the trading of those contracts at a rate equal to the return on 3-month U.S. government treasury bills.

Source: Morgan Stanley, Bloomberg

Petroleum commodities (such as Brent crude oil and gasoline) have shown persistent backwardation and have outperformed other energy commodities (such as natural gas) due to fundamentals such as supply constraints, storage and transportation limitations and high-demand growth.  Similarly, soybeans exhibit higher persistent backwardation than grains, such as wheat, due to higher demand, lower plantation acreage and higher cost of planting.  An investment strategy that focuses on commodities exhibiting persistent backwardation may produce improved returns over a longer investment horizon.

Index Methodology

The Index is a modified version of the Bloomberg Commodity Index that consists of certain selected components from the Bloomberg Commodity Index deemed to exhibit stronger backwardation characteristics.  While the Bloomberg Commodity Index is composed of 22 commodity futures contracts, the Index is composed of only ten commodity futures contracts.  The target weight of each commodity sector included in the Index is the same as the target weight of that commodity sector in the Bloomberg Commodity Index, but the target weights of the underlying commodity futures contracts within each sector are adjusted as described below to reflect the reduced number of commodity futures contracts tracked by the Index.  The commodity sector target weights that apply to the Bloomberg Commodity Index and, therefore, to the Index as of October 31, 2014 are included in the table below:
Sector	Sector Weights
Energy	29.15%
Grains	21.4%
Metals	33.71%
Livestock	6.29%
Softs	9.45%

Backwardation Enhancement

Backwardation enhancement involves identifying commodities that generally exhibit persistent backwardation and modifying a commodity index, such as the Bloomberg Commodity Index, to concentrate the exposure of the investment to these commodities.

The Index aims to identify and invest in commodities that generally exhibit persistent backwardation by using the following methodology:

1.   Each month, the current components of the Bloomberg Commodity Index are evaluated for inclusion in the Index.  As described in more detail below, the component or components from each sector (other than the energy sector) with highest annualized roll return measured over the past 10 years, the “10-year average roll return”), subject to minimum liquidity thresholds, are included in the Index.  The 10-year average roll return of a selected component may be negative, indicating contango rather than backwardation.

•  Energy Sector: All components of the Bloomberg Commodity Index included in the energy sector except natural gas are included in the Index each month, regardless of their 10-year average roll returns.  These components are currently WTI crude oil, Brent crude oil, Heating oil and RBOB Gasoline.  All of the Bloomberg Commodity Index currently included in the energy sector (except natural gas) have generally exhibited persistent backwardation.  The target weight of each energy sector component included in the Index reflects the target weight of that energy sector component in the Bloomberg Commodity Index but is increased proportionally to account for the exclusion of natural gas.

•  Grains & Metals Sectors: For each of these sectors, the two components in the relevant sector with the highest 10-year average roll return that also satisfy the minimum liquidity thresholds are included in the Index, with each selected component being allocated 50% of the target weight of the relevant sector.  The current components of the grains sector are soybeans, corn, wheat, Kansas wheat, soybean meal and soybean oil. The current components of the metals sector are aluminum, copper, nickel, zinc, gold and silver.

•  Livestock & Softs Sectors: For each of these sectors, the component in the relevant sector with the highest 10-year average roll return that also satisfies the minimum liquidity thresholds is included in the Index, with each selected component being allocated 100% of the target weight of the relevant sector. The current components of the livestock sector are live cattle and lean hogs. The current components of the softs sector are cotton, sugar and coffee.

2. For each selected component within a sector, the Index will roll into the futures contract with the highest roll return, selected from those contracts with nine months or fewer until expiration. The roll return associated with the selected contract may be negative, indicating contango rather than backwardation.

All rules are passive, defined and set on the inception of the index. The Index is calculated and published daily by Morgan Stanley & Co. LLC.

By concentrating the exposure provided by the Index in futures contracts on commodities generally exhibiting persistent backwardation, the Index is intended to improve the roll return associated with monthly rolling of the commodity futures contracts in the Index, and increase the price returns of the Index due to the expected positive correlation between persistent backwardation and price performance of a commodity. However, this concentration gives rise to the risk that the Index does not provide a diversified exposure to commodities and instead provides a concentrated risk to a limited number of commodities. See “Risk Factors” below.
The following table sets out the sector weights of the Index and the component or components selected for each sector in the Index as of October 31, 2014.

Sector	Bloomberg Sector Weights	Components in the Backwardation Enhanced Bloomberg Commodity Index
Energy	29.15%	WTI Crude Oil, Brent Crude Oil, Heating Oil, RBOB Gasoline
Metals	21.40%	Copper, Nickel
Grains	33.71%	Soybeans, Corn
Livestock	6.29%	Live Cattle
Softs	9.45%	Sugar

Source: Morgan Stanley

Risk Factors

An investment linked to the Index has significant risks.

Prior to making an investment decision on any product, the return of which is linked to the performance of the Index, prospective investors should carefully consider all of the information set out in this document, including these Risk Factors.  The Risk Factors set out below are not exhaustive.  There may be other risks that a prospective investor should consider that are relevant to its particular circumstances or generally.  In addition, please refer to the applicable offering documents for a complete description of risk considerations, disclosures and other important information relating to an investment linked to the Index.

Each investor will be solely responsible and must have sufficient knowledge, experience and professional advice to make its own evaluation of the merits and risks of any investment in respect of the Index.

No Guarantee of Positive Performance.  While the Index attempts to take advantage of any positive correlation between persistent backwardation and higher price returns from commodities exhibiting persistent backwardation, commodities with strong backwardation characteristics may not demonstrate strong price returns and may underperform commodities that are not included in the Index.  There is no guarantee that the commodities identified by the backwardation enhancement criteria in fact have tight inventory balances or that the prices of such commodities will always rise in value with an increase in demand.  For this reason, there can be no assurance that the Index will have positive performance or will outperform the benchmark indices.  Past performance (actual or simulated) is not indicative of future performance.  The Index is composed of only ten commodity futures contracts at any one time and any sector diversification does not eliminate the exposure to the downside risk of each individual commodity futures contract.  Prospective investors should be aware that the Index performance is not only related to the composition of assets, but also related to the application of the strategy and rules that determine the selection of the commodity futures contracts from time to time.  The parameters deployed by the rules influence Index performance.  Prospective investors should note that certain specifications of the Index including, but not limited to, selection of commodity futures contracts, are pre-determined parameters.

Any Significant Changes to the Backwardation Characteristics of the Selected Components of the Index Will Adversely Affect the Value of the Index.  The Bloomberg Commodity Index, on which the Index is based, is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that compose the underlying commodity index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in January may specify a February expiration.  As time passes, the contract expiring in February is replaced by a contract for delivery in March.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the February contract would take place at a price that is higher than the price of the March contract, thereby creating a “roll yield.”

The Index consists of futures contracts on four out of the five energy commodities (except natural gas) included in the Bloomberg Commodity Index and on only two commodities from each of the metals and grains and sectors and only one commodity from each of the livestock and softs sectors that have been selected at the end of the month prior to the relevant month as commodities exhibiting the highest level of backwardation (or, in the absence of a sufficient number of commodities within a given sector exhibiting backwardation, commodities exhibiting the lowest level of contango).  Because the Index composition or weightings will remain static except as adjusted at monthly rebalancings, any decrease in the backwardation characteristics exhibited by the selected components or reversal in the trend, resulting in the applicable components exhibiting contango and the consequent negative “roll yields,” would adversely affect the value of the Index and, accordingly, the value of any product the return of which is linked to the Index.  While the Index attempts to outperform the Bloomberg Commodity Index by tracking the commodities exhibiting stronger backwardation characteristics at monthly rebalancings, there can be no assurance that the underlying commodity index will in fact outperform the Bloomberg Commodity Index in either the short or long run.

No Assurance that Components Will be in Backwardation; the Index is Rebalanced Only Monthly.  Because the commodity selection process for the backwardation enhanced index is based on the average annualized backwardation in the past 10-year period (which may be negative, indicating contango), there can be no assurance that the commodities selected for inclusion in the backwardation enhanced index will have been in backwardation for significant portions of the past 10-year period, will be in backwardation at the time selected, will continue to be in backwardation or will be the commodities with the strongest backwardation characteristics for the future year.  For example, a commodity may have been in contango for a number of years and still be selected for inclusion in the Index as the selection process does not take into account whether the commodity has recently been or currently is in backwardation.  In addition, in the absence of a sufficient number of commodities within a given sector exhibiting backwardation, commodities exhibiting contango may be selected.  Furthermore, the Index is rebalanced only monthly, and so any significant intra-month changes in the market that lead to a loss in backwardation of the chosen commodity (vis-à-vis others in that sector) may adversely affect the Index’s performance.  For example, a commodity that was in backwardation at the time of selection may no longer be in backwardation before and/or at the time of the next monthly rebalancing.

Lack of Diversification; Concentration Risk.  Whereas the Bloomberg Commodity Index, on which the Index is based, consists of futures contracts on 22 different commodities, the Index consists of contracts on only ten commodities.  The Index consists of futures contracts on only two commodities from each of the metals and grains sectors and futures contracts on only one commodity from each of the livestock and softs sectors that have been selected at the end of the month prior to the relevant month as commodities exhibiting the highest level of backwardation (or, in the absence of a sufficient number of commodities within a given sector exhibiting backwardation, commodities exhibiting the lowest level of contango), and on all energy commodities except for natural gas.  As a result, the Index does not provide as diversified an exposure to commodities as the broad-based Bloomberg Commodity Index.

Investments Linked to Commodities are Subject to Sharp Fluctuations in Commodity Prices.  Investments linked to the prices of commodities are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the settlement price of the Index and the value of any investment linked to the Index in varying and potentially inconsistent ways.

There is Limited Historical Information for the Index.  The Index has been calculated and publicly disseminated since August 1, 2013, and the levels of the Index for the earlier period have been calculated retrospectively on a hypothetical basis with an initial index level of 100 on the underlying commodity index base date of January 19, 2000.  Because there is limited historical information for the Index, any investment linked to the Index may involve a greater risk than investing in an investment linked to one or more indices with an established record of performance.

Performance Will Not Reflect Past Performance, Performance of the Underlying Commodity Futures Contracts or Performance of the Bloomberg Commodity Index.  When considering any investment, the return of which is linked to the performance of the Index, prospective investors should be aware that the level of the Index can go down as well as up and that the performance of the Index and its underlying commodity futures contracts in any future period will not mirror its past performance when assessing the simulated historical performance of the Index.  The performance of the Index is not expected to reflect the performance of each of the underlying commodity futures contracts and is not expected to reflect the overall performance of the Bloomberg Commodity Index.  The Index level could be lower than a weighted investment in each of the ten commodity futures contracts.

Not Equivalent to Investing in Any Commodity or the Commodity Futures Contracts that Underlie the Index.  Investing in any investment linked to the Index is not equivalent to investing directly in any commodity or in the commodity futures contracts that underlie the Index.  By purchasing any investment linked to the Index, you do not purchase any entitlement to any commodity or to any futures or forward contracts on such commodity, including the commodity futures contracts that underlie the Index.

Suspensions or Disruptions of Market Trading in the Index Commodities and Related Futures Markets Could Adversely Affect the Value of the Index.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the Index and, therefore, the value of any investment linked to the Index.

The Index May in the Future Include Contracts That Are Not Traded on Regulated Futures Exchanges.  The Index was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”).  At present, the Index continues to be composed exclusively of regulated futures contracts.  However, the Index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation.  As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act of 1936, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges.  In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories.  As a result, the trading of contracts on such facilities and the inclusion of such contracts in the indices may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

Adjustments to the Index Could Adversely Affect the Value of Any Investment Linked to the Index.  The Index Calculation Agent may add, delete or substitute the commodity futures contracts constituting the Index or make other methodological changes that could change the value of the Index.  The Index Calculation Agent may discontinue or suspend calculation or publication of the Index at any time.  Any of these actions could adversely affect the value of any investment linked to the Index.

Legal and Regulatory Changes Could Adversely Affect the Return On and Value of Products Linked to the Index.  Futures contracts and options on futures contracts, including those related to the Index commodities, are subject to extensive statutes, regulations, and margin requirements.  The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading.  Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period.  These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts.  The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action.  In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general.  The effect on the value of any investment linked to the Index of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of any investment linked to the Index.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts.  While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid.  Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits.  If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of any investment linked to the Index.

Proprietary and Rules-Based Index; No Active Management.  The Index is quantitative and rules-based and may not yield future positive performance.  It follows a rules-based proprietary strategy that operates on the basis of pre-determined rules.  The Index is not actively managed by Morgan Stanley or its affiliates (the “Morgan Stanley Group”) or any third party.  The Index uses a pre-defined, objective commodity futures contract selection process that differs from an actively managed strategy in that the commodity futures contracts will change only if required by the selection criteria and only at each monthly rebalancing.  The Index methodology is fixed and will not change over time, even if the Index underperforms benchmark indices.  Accordingly, the Index is not actively managed to adjust to changing business, financial, geopolitical or other conditions.  In addition, the Morgan Stanley Group is not acting as a fiduciary for, or an advisor to, any investor in respect of the Index.  There can be no assurances that the methodology will yield positive performance in all economic conditions and past performance of the Index (actual or simulated) is not an indication of future performance.  Accordingly, potential investors in products which are linked to the performance of the Index should determine whether the rules of the Index are appropriate in light of their individual circumstances and investment objectives and ensure that they understand the mechanics of the Index.  Potential investors should consult with their legal, business and tax advisers to determine the consequences of investing in a product linked to the Index.

Index Publication.  The Index Calculation Agent will use reasonable efforts to publish the Index level in respect of each index business day as soon as reasonably practicable thereafter.  A published Index level will not be altered or amended unless it is necessary to correct a manifest error.  None of Morgan Stanley, the Index Sponsor or the Index Calculation Agent accepts any liability to any person for any publication, suspension of publication or non-publication of the Index level for any period of time or in any place.

Underlying Commodity Futures Contracts Selection Criteria.  The selection of the underlying commodity futures contracts follows a predetermined set of criteria.  A Morgan Stanley entity that acts as the hedging entity for a structured product that is linked to the performance of the Index will enter into hedging transactions in order to provide the return of the Index.  When such hedging transactions are or will be disrupted or affected by any regulatory changes, the Index Calculation Agent would need to adjust the selection criteria accordingly.

Index Calculation Agent’s Powers.  The application of the methodology described herein by the Index Calculation Agent shall be conclusive and binding.  However, the Index Calculation Agent may supplement, amend (in whole or in part), revise or withdraw these rules at any time if it has a valid reason for doing so.  Such a supplement, amendment, revision or withdrawal may lead to a change in the way the Index is calculated or constructed and may affect the Index in other ways, including future performance.  Without prejudice to the generality of the foregoing, the Index Calculation Agent may determine that a change to the rules is required or desirable to address an error, ambiguity or omission, to take into account any prevailing regulatory or judicial requirements or developments, to reflect any new industry guidance or to proportionately reflect other legitimate cost increases or reductions associated with providing the Index or as a result of changes to the methodology of the Bloomberg Commodity Index.  The rules may change without prior notice.  All of the above may affect the value of the Index and the value of any financial products linked to the Index.

The Index Calculation Agent has no obligation to take into account the considerations of any other person when making any such adjustments and have no obligation to inform any person of such modification or change.

Index Sponsor’s Powers.  While the Index Calculation Agent is responsible for compiling and calculating the Index pursuant to the rules, the Index Sponsor retains the discretion to appoint an alternative Index Calculation Agent.  The Index Sponsor retains the final discretion as to the manner in which the Index is calculated and constructed.  Furthermore, the Index Sponsor has the final authority on the interpretation and application of the rules.  In addition, the Index Sponsor shall have the right, in its sole discretion, to cancel the Index and cause the Index Calculation Agent to cease compiling, calculating and publishing values of the Index.  The Index Sponsor has no obligation to take into account the considerations of any other person when making any such adjustments and have no obligation to inform any person of such modification or change.

Calculations and Determinations by the Index Calculation Agent.  The Index Calculation Agent’s calculations and determinations in relation to the Index shall be binding on all parties in the absence of manifest error.  No party (whether the holder of any financial product linked to the Index or otherwise) will be entitled to proceed (and agrees to waive proceedings) against the Index Calculation Agent in connection with any such calculations or determinations or any failure to make any calculations or determinations in relation to the Index.  For so long as the Index Calculation Agent calculates the Index, calculations and determinations by the Index Calculation Agent in connection with the Index will be made in reliance upon the information of various sources.  The Index Calculation Agent does not accept any liability for loss or damage of any kind arising from the use of such information in any such calculation or determination.

Index Market Disruption Event.  The Index is subject to certain adjustment and disruption events, including, but not limited to, index disruption of the Bloomberg Commodity Index and any other situations in which it is difficult or even impossible for the Index Calculation Agent to rebalance, calculate and/or publish the Index or for a financial product issuer to carry out hedging arrangements in relation to any financial product linked to the Index.  As a consequence, the Index Sponsor shall have the right to cancel the Index, and the Index Calculation Agent may exercise an amount of discretion in relation to the Index (including the right to change the published methodology or make adjustments to the composition of the Index) and the exercise of such discretion may have an adverse impact on the Index level and any financial products linked to the Index.

Morgan Stanley Conflicts of Interest.  Morgan Stanley Capital Group Inc., an affiliate of Morgan Stanley, is acting as the Index Sponsor.  Morgan Stanley & Co. LLC, an affiliate of Morgan Stanley, is acting as the Index Calculation Agent.  Morgan Stanley and its affiliates may from time to time engage in transactions involving the underlying commodity futures contracts for their proprietary accounts and/or for accounts of their clients and/or may act as market maker in such contracts.  Such activities may not be for the benefit of the holders of investments related to the Index and may have a negative effect on the value of the underlying commodity futures contracts and consequently on the value of the Index.  In addition, Morgan Stanley and its affiliates may from time to time act in other capacities, such as the issuer of investments or the advisor thereof.  Morgan Stanley and its affiliates may also issue or enter into derivative instruments in respect of such investments and/or the underlying commodity futures contracts, including with certain providers of exchanged traded products, and the use of such derivatives may consequently affect the value of the underlying commodity futures contracts.  Such activities may present conflicts of interest which may affect the level of the Index.  In acting in any of these capacities, Morgan Stanley or its affiliates are not obliged to take into account the interests of any person including (but not limited to) investors in products linked to the Index.

In performing their duties as the Index Sponsor and the Index Calculation Agent, Morgan Stanley Capital Group Inc. and Morgan Stanley & Co. LLC may have interests adverse to your interests, which may adversely affect the value of the Index and the value of investments linked to the Index.  Moreover, certain determinations made by Morgan Stanley Capital Group Inc., in its capacity as Index Sponsor, and Morgan Stanley & Co. LLC, in its capacity as Index Calculation Agent, may require the Index Sponsor or the Index Calculation Agent to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of an index market disruption event or with respect to canceling the Index.  These potentially subjective determinations may adversely affect the Index level and any financial products linked to the Index.

Hedging and Trading Activity by Our Subsidiaries Could Potentially Adversely Affect the Value of the Index.  Morgan Stanley or one or more of its subsidiaries may carry out hedging activities related to the Index (and possibly to other instruments linked to the Index), including trading in swaps, futures and options contracts on the Index and on the commodities that underlie the Index, as well as in other instruments related or linked to the Index or the commodities that underlie the Index.  Some of Morgan Stanley’s subsidiaries also trade the underlying commodities and other financial instruments related to the Index or the prices of commodities or the contracts that underlie the Index on a regular basis as part of their general commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities could adversely affect the value of the Index.

Morgan Stanley has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for any offerings to which these materials relate. Before you invest in any offering of securities by Morgan Stanley, you should read the prospectus in that registration statement, the prospectus supplement, as well as the particular product supplement, the relevant term sheet or pricing supplement, and any other documents that Morgan Stanley will file with the SEC relating to such offering for more complete information about Morgan Stanley and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Website at.www.sec.gov. Alternatively, Morgan Stanley will arrange to send you the prospectus if you request by calling toll-free 1-800-584-6837. To the extent there are any inconsistencies between this free writing prospectus and the relevant term sheet or pricing supplement, the relevant term sheet or pricing supplement, including any hyperlinked information, shall supersede this free writing prospectus. Investment in securities linked to the Index is not equivalent to an investment in the Index.

The Index is the property of Morgan Stanley Capital Group Inc.

“Bloomberg®”, “Bloomberg Commodity IndexSM” are service marks of Bloomberg Finance L.P. and its affiliates (collectively, “Bloomberg”) and have been licensed for use for certain purposes by Morgan Stanley Capital Group Inc. Neither Bloomberg nor UBS Securities LLC and its affiliates (collectively, “UBS”) are affiliated with Morgan Stanley Capital Group Inc., and Bloomberg and UBS do not approve, endorse, review, or recommend the Backwardation Enhanced Bloomberg Commodity Index. Neither Bloomberg nor UBS guarantees the timeliness, accurateness, or completeness of any data or information relating to the Bloomberg Commodity IndexSM.

All other trademarks, trade names and service marks appearing in this free writing prospectus are the property of their respective owners.

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“Bloomberg®” and “Bloomberg Commodity IndexSM” are service marks of Bloomberg Finance L.P. and its affiliates (collectively, “Bloomberg”) and have been licensed for use for certain purposes by Morgan Stanley Capital Group Inc.

The Index is not sponsored, endorsed, sold or promoted by Bloomberg, UBS AG, UBS Securities LLC (“UBS Securities”) or any of their subsidiaries or affiliates. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparties to products linked to the Index or any member of the public regarding the advisability of investing in securities or commodities generally or in products linked to the Index particularly. The only relationship of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates to the Licensee is the licensing of certain trademarks, trade names and service marks and of the Bloomberg Commodity IndexSM, which is determined, composed and calculated by Bloomberg in conjunction with UBS Securities without regard to Morgan Stanley Capital Group Inc. or the Index. Bloomberg and UBS Securities have no obligation to take the needs of Morgan Stanley Capital Group Inc. or the owners of products linked to the Index into consideration in determining, composing or calculating Bloomberg Commodity IndexSM. None of Bloomberg, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of products linked to the Index to be issued or in the determination or calculation of the equation by which products linked to the Index are to be converted into cash. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to products linked to the Index customers, in connection with the administration, marketing or trading of products linked to the Index. Notwithstanding the foregoing, UBS AG, UBS Securities and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to products linked to the Index currently being issued by Licensee, but which may be similar to and competitive with products linked to the Index. In addition, UBS AG, UBS Securities and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Bloomberg Commodity IndexSM and Bloomberg Commodity Index Total RetumSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Bloomberg Commodity IndexSM and the Index.

This free writing prospectus relates only to the Index and does not relate to the exchange-traded physical commodities underlying any of the Bloomberg Commodity lndexSM components. Purchasers of products linked to the Index should not conclude that the inclusion of a futures contract in the Bloomberg Commodity lndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates. The information in this free writing prospectus regarding the Bloomberg Commodity lndexSM components has been derived solely from publicly available documents. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Bloomberg Commodity IndexSM components in connection with the Index. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Bloomberg Commodity lndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA RELATED THERETO AND NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY CAPITAL GROUP INC., OWNERS OF PRODUCTS LINKED TO THE INDEX OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA RELATED THERETO. NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG BLOOMBERG, UBS SECURITIES AND MORGAN STANLEY CAPITAL GROUP INC., OTHER THAN UBS AG.

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